JACKSON NATIONAL LIFE INSURANCE COMPANY    EX-99.4d
                                 1 Corporate Way
                             Lansing, Michigan 48951
                                 A Stock Company              [graphic omitted]
________________________________________________________________________________

                    INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of this Endorsement is the same as the issue date of the Contract.

THE FOLLOWING PROVISIONS APPLY TO A CONTRACT WHICH IS ISSUED ON A QUALIFIED BASIS AS AN INDIVIDUAL RETIREMENT ANNUITY UNDER INTERNAL REVENUE CODE ("IRC")
SECTION 408. IN THE CASE OF A CONFLICT WITH ANY PROVISION IN THE CONTRACT, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE CONTRACT IS AMENDED AS FOLLOWS:

1. The Owner and Annuitant must be the same individual. All distributions made while the Owner is alive must be made to the Owner. A Joint Owner or Joint Contract Owner may not be named. Except as permitted under section 9 of this Endorsement, and otherwise permitted under applicable federal tax law, neither the Owner nor the Annuitant can be changed.

2. The Contract is established for the exclusive benefit of the Owner or his or her Beneficiaries.

3. The Contract is not transferable by the Owner. The Contract cannot be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose (other than a transfer incident to a divorce decree in accordance with IRC Section 408(d)
     (6)) to any person other than the Company.

4.   The interest of the Owner in the policy is nonforfeitable.

5.   CONTRIBUTIONS

          a. FOR FLEXIBLE PREMIUM DEFERRED ANNUITIES. Except in the case of a rollover contribution (as permitted by IRC Sections 402 (c), 402 (e)
          (6), 403(a) (4), 403(b) (8), 403(b)(10), 408(d) (3), or 457(e)(16)), a
          contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in IRC Section 408(k), or a nontaxable transfer from an individual retirement plan under IRC
          Section 7701(a)(37), no contributions will be accepted unless they are in cash, and the total of such contributions for any taxable year shall not exceed such amount permitted under IRC Sections 219(b) and 408(b) (or such other amount provided by applicable federal tax law).

          To the extent necessary to preserve qualification under the IRC, the Company may refund premiums.

          b. FOR SINGLE PREMIUM DEFERRED ANNUITIES. No contributions will be accepted other than a rollover contribution (as permitted by IRC Sections 402 (c), 402 (e) (6), 403(a) (4), 403(b) (8), 403(b)(10),
          408(d) (3), or 457(e)(16)) or a nontaxable transfer from an individual retirement plan under IRC Section 7701(a)(37).


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          c.  No  contribution   will  be  accepted  under  a  SIMPLE  IRA  plan
          established by any employer pursuant to IRC section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE IRA plan.

6. The Owner's entire interest in the Contract shall be distributed as required under IRC Sections 401(a)(9) and 408(b)(3) and applicable federal income tax regulations. The provisions of this Endorsement reflecting these requirements override any provisions of the Contract that is inconsistent with such requirements.

     If the Contract is purchased with contributions from a nontaxable transfer after the death of the holder of an individual retirement plan under IRC
     Section 7701(a)(37), any provision concerning waiver of the Withdrawal Charge and the Indexed Fixed Option Withdrawal Charge on any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code is deleted.

7. As used in this Endorsement, the term "required beginning date" means April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2, or such later date as provided by law.

8.   DISTRIBUTIONS BEFORE DEATH.

     Unless otherwise permitted under applicable federal tax law, the entire interest of the Owner will be distributed, or commence to be distributed, no later than the required beginning date, over: (a) the life of the Owner, or the lives of the Owner and an individual who is his or her designated beneficiary (within the meaning of IRC Section 401(a) (9)); or (b) a period certain not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and the designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either non-increasing, or they may increase only as provided in applicable federal income tax regulations.

     If the Owner's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) shall be distributed in accordance with the requirements of the IRC Section 401(a) (9), including the incidental death benefit requirements of IRC Section 401(a)
     (9) (G), and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a) (9)-2 of the Proposed Income Tax Regulations.

9.   DISTRIBUTIONS AFTER DEATH

          a. DISTRIBUTIONS BEGINNING BEFORE DEATH. Unless otherwise permitted under applicable federal tax law, if the Owner dies after distribution of his or her interest has begun, the remaining portion of such interest, if any, will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death.

          b. DISTRIBUTIONS BEGINNING AFTER DEATH. Unless otherwise permitted under applicable federal tax law, if the Owner dies before distribution of his or her interest has begun, distribution of the individual's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the Owner's death except to the extent that an election is made to receive distributions in accordance with (i) or (ii) below.


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               i. If the interest is payable to an individual who is the Owner's designated beneficiary, then the entire interest of the Owner may be distributed over the life of the designated beneficiary or over a period certain not greater than the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Owner died.

               ii. If the designated beneficiary is the Owner's surviving spouse, the date distributions are required to begin in accordance with (i) above shall not be earlier than the later of:
               (a) December 31 of the calendar year immediately following the calendar year in which the Owner dies; or (b) December 31 of the calendar year in which the Owner would have attained age 70 1/2.

               If the surviving spouse dies before distributions begin, the limitations of this section 9.b. (without regard to this paragraph ii) shall be applied as if the surviving spouse were the owner.

               If the designated beneficiary is the Owner's surviving spouse, the surviving spouse may treat the Contract as his or her own IRA. Unless otherwise provided under applicable federal tax law, this election will be deemed to have been made if such surviving spouse makes a premium payment to the Contract, makes a rollover to or from the Contract, or fails to elect any of the above provisions.

          c. Distributions under this section are considered to have begun if distributions are made on account of the Owner reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably (except for acceleration) commence to an individual over a period permitted and in an annuity form acceptable under IRC Section 401(a)(9) and the regulations thereunder.

10. Life expectancy is computed by use of the expected return multiples in Table V and VI of Section 1.72-9 of the Income Tax Regulations, or in successor life expectancy tables. Life expectancy will not be recalculated after the Annuity/Income Date with respect to payments under an Annuity/Income Option. In other situations, life expectancy will not be recalculated, unless otherwise permitted under IRC Section 401(a)(9) and the regulations thereunder.

11. All Annuity/Income Options under the Contract must meet the requirements of IRC Sections 401(a)(9) and 408(b)(3). The provisions of the Endorsement reflecting the requirements of these IRC Sections override any Annuity/Income Option that is inconsistent with such requirements.

     If payments under the Contract are to be made for a guaranteed period, the guaranteed period must not exceed the period permitted under Q&A-3 of
     Section 1.401(a)(9)-6 of the Proposed Income Tax Regulations (except as otherwise provided by applicable federal tax law).

     A Joint and Annuity/Income Option providing annuity payments that will continue during the lifetime of the survivor at the full amount previously payable is available only if the Joint Annuitant is the Owner's spouse or an individual who is not more than 10 years younger than the Owner. In addition, a Joint and Survivor Annuity/Income Option providing annuity payments that will continue during the lifetime of the survivor at two-thirds of the full amount previously payable is available only if the Joint Annuitant is the Owner's spouse or an individual who is not more than 24 years younger than the Owner.

12. The Company will furnish an annual calendar year report on the status of the Contract.

     The Company reserves the right to amend this endorsement, at any time and in any respect, to the extend necessary to comply with the applicable requirements of the IRC as in effect from time to time.

                                        Signed for the
                                        Jackson National Life Insurance Company

                                        /s/ Thomas J. Meyer

                                        Secretary